FOR IMMEDIATE RELEASE                                            SCOTT J. DUNCAN
                                                                 FX Energy, Inc.
January 17, 2006                                  3006 Highland Drive, Suite 206
                                                      Salt Lake City, Utah 84106
                                               (801) 486-5555 Fax (801) 486-5575
                                                                www.fxenergy.com

            FX Energy Provides Operations Update and Sroda-5 Results

Salt Lake City, January 17, 2006 - FX Energy, Inc. (Nasdaq: FXEN) reported that the log data on the Sroda-5 well indicate the well does not have a sufficient gas column to warrant the cost of completion and will be plugged. "We drilled a thick section of porous reservoir rock with a good seal and trapped gas. However, we did not find enough of the reservoir rock above the gas water contact to make the well economic," noted David Pierce, president and CEO of FX Energy. "The Sroda-5 well illustrates all of the reasons why our acreage in western Poland has such high potential, and also highlights the risk. This geophysical challenge is the reason we build in dry hole costs into our business model. Fortunately, the economics of the successful wells like Sroda-4 and Zaniemysl are strong enough to more than cover these costs and still remain very attractive."

"We remain firmly committed to exploration and production in the Fences areas. We are about two weeks away from the start of drilling on the first well in our 100% owned southern block, Fences III. We are about three weeks away from completing a major technical review of our new leads and prospects which we expect will give us several new wells to propose for immediate drilling. And we are about six months away from first production from two of our earlier discoveries, Zaniemysl and Wilga. We anticipate that 2006 will be a very busy and successful year," continued Mr. Pierce.

About FX Energy
---------------

FX Energy, Inc. is a technology-driven E&P company with a large land position, very large low-cost reserve potential, an active drilling program and financial strength to fund current exploration. The Company holds exploration rights to over 1.7 million acres in western Poland's Permian Basin. The Permian Basin's gas-bearing Rotliegend sandstone is a direct analog to the Southern Gas Basin offshore England, and represents a largely untapped source of potentially significant gas reserves. FX Energy is exploiting this untapped potential in the belief that it can create substantial growth in oil and gas reserves and cash flow for its stockholders. The Company trades on the Nasdaq National Market under the symbol FXEN.
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For a discussion of the contingencies and uncertainties to which information respecting future events is subject, see FX Energy's SEC reports or visit FX Energy's website at www.fxenergy.com. This release contains forward-looking statements. Forward-looking statements are not guarantees of future drilling or other exploration or development results, the actual presence or recoverability of estimated reserves, the ability to establish reserves equal to the potential of exploration targets, production amounts or revenues, construction costs or schedules or similar matters. Forward-looking statements are subject to risks and uncertainties outside FX Energy's control. Actual events or results may differ materially from the forward-looking statements. For a discussion of additional contingencies and uncertainties to which information respecting future events is subject, see FX Energy's other SEC reports.